Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED
WITH “[***]”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY
WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.

LICENSE AGREEMENT

This License Agreement (the “Agreement”), dated as of July 11, 2014 the (“Effective Date”), is entered into by and between Anthera Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 25801 Industrial Boulevard, Hayward, Suite B, California 94545 (“Anthera”), and Eli Lilly and Company, an Indiana corporation having its principal place of business at Lilly Corporate Center, Indianapolis, Indiana 46285, U.S.A. (“Lilly”).  Each of Anthera and Lilly are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals
Whereas, Lilly owns or controls clinical data, regulatory filings, and other intellectual property relating to a clinical stage pancreatic enzyme replacement therapy, Liprotamase, and related technology and is interested in exclusively licensing such product candidate to a biopharmaceutical company for development and commercialization, including for the treatment of Exocrine Pancreatic Insufficiency due to Cystic Fibrosis and/or other conditions;

Whereas, Anthera is a biopharmaceutical company focused on the development and commercialization of products to treat respiratory and inflammatory diseases and has the capability and expertise to develop and commercialize pharmaceutical products, and Anthera is interested in exclusively licensing from Lilly such product, and Lilly is willing to grant such license to Anthera, on the terms and conditions set forth in this Agreement; and

Whereas, It is the intent of Anthera to raise an aggregate of at least twenty five million dollars ($25,000,000) within twelve (12) months of the Effective Date for use for Licensed Product clinical development, regulatory, manufacturing, and other costs related to Licensed Product, and that Anthera shall begin phase III clinical trials within twelve (12) months of the Effective Date; provided, that the Parties contemplate that Anthera will be permitted reasonable additional time to complete the foregoing, to the extent Anthera is delayed by causes out of its control, as further described in this Agreement;

Now, Therefore, in consideration of the foregoing premises and the mutual covenants below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms whenever used in this Agreement shall have the following meanings:

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.1           “Additional Agreements” has the meaning set forth in Section 5.2(m).

1.2           “Additional Country” has the meaning set forth in Section 4.5(a).

1.3           “Additional Patent Countries” has the meaning set forth in Section 8.1(b).

1.4           “Affiliate” means, with respect to a Party, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Party.  For purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Party, whether by the ownership of at least fifty percent (50%) of the voting stock or other ownership interest of such entity, by contract, or otherwise.

1.5           “Alkira” has the meaning set forth in Section 2.3(a).

1.6           “Alnara Agreement” means the Agreement and Plan of Merger, dated as of June 30, 2010, as twice amended, by and among Eli Lilly and Company, Particle Merger Sub, Inc., a wholly-owned subsidiary of Lilly, and Alnara Pharmaceuticals, Inc.

1.7           “Alnara Former Investors” means all former holders of Alnara stock or Alnara options as represented by Shareholder Representative Services LLC (“Indemnification Representative”).

1.8           “Anthera Insurance” has the meaning set forth in Section 3.9.

1.9           “Applicable Laws” means all applicable laws, ordinances, rules, and regulations of any kind whatsoever of any governmental or regulatory authority, including, without limitation, all laws, ordinances, rules, and regulations promulgated by the FDA.

1.10           “Application for Marketing Authorization” means, with respect to a Licensed Product, (a) in the United States, a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314 (“NDA”) or Biologic License Agreement (“BLA”) pursuant to 21 CFR 312.21(c), and (ii) in any country other than the United States, an application or set of applications for marketing approval comparable to an NDA or BLA necessary to make and sell Licensed Product commercially in such country.

1.11           “Biological Materials” means biological reagents or materials  related to a Licensed Product, such as DNA, RNA, proteins, antibodies, cells, chromogenic indicators, substrates, and including tangible embodiments of the Licensed Product itself.

1.12           “Calendar Year” means a period of twelve consecutive months beginning on and including January 1st.

1.13           “Capsule Product” means a [***] product, whose active ingredients are [***], that is covered or claimed by, or the manufacture, use or sale of which is covered or claimed by, a claim in the Licensed Patent Rights or which uses Licensed Know-How in the manufacture, use or sale, and is formulated into a capsule for [***].

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.14           “Claims” has the meaning set forth in Section 6.1.

1.15           “Commercially Reasonable Efforts” means the level of effort, expertise, and resources applied to commercialize Licensed Products that a similarly situated biopharmaceutical company would typically devote to products of similar development or commercial stage, market potential, profit potential, intellectual property protection, strategic value and other relevant business factors, based on conditions then prevailing.

1.16           “Compulsory License” means a compulsory license under the Licensed Patent Rights obtained by a Third Party through the order, decree, or grant of a competent governmental authority authorizing such Third Party to manufacture, use, import, sell, or offer for sale a Licensed Product in a specific country.

1.17           “Confidential Information” means, with respect to a Party, all confidential or proprietary information of such Party relating to a Licensed Product or a Party’s business, which may include research, development, manufacturing, marketing, financial, personnel, sales, and other business and technical information, compositions, inventions, discoveries, processes, methods, formulae, procedures, protocols, techniques, data, plans, specifications, and quality control procedures, whether in oral, written, graphic, or electronic form.

1.18           “Controlled” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party, and without entitling any obligation to a Third Party for any fee, royalty, or other compensation with respect thereto.

1.19           “Damages” means any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants, and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

1.20           “Development Work” means the conduct of preclinical and clinical trials, the compilation of the regulatory dossier concerning Licensed Products and the conduct of other work necessary or useful for obtaining Regulatory Approval of Licensed Products.

1.21           “Enforcement Action” has the meaning set forth in Section 8.3.

1.22           “FD&C Act” means the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder.

1.23           “FDA” means the United States Food and Drug Administration or any successor thereto having the administrative authority to regulate the investigation, development, and marketing of human pharmaceutical products in the United States.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.24           “Field” means all human and animal uses.

1.25           “First Commercial Sale” means, with respect to a Licensed Product and a particular country, the first sale of such Licensed Product by Anthera or its Affiliates or sublicensees to a Third Party that is not a sublicensee in any country in the Territory after all applicable Regulatory Approvals have been granted by the applicable Regulatory Authority in such country.

1.26           “Indemnified Party” means the Party entitled to indemnification pursuant to Article 6.

1.27           “Indemnifying Party” means the Party providing indemnification pursuant to Article 6.

1.28           “Insured Product Activity” has the meaning set forth in Section 3.9.

1.29           “Know-How” means all tangible or intangible technical, scientific, and other know-how, Confidential Information and/or proprietary technical information, or other information, Biological Materials, data, information, trade secrets, assays, ideas, formulae, inventions, discoveries, processes, compositions of matter, improvements, protocols, techniques, test data (including, without limitation, pharmacological, toxicological, preclinical, clinical, analytical, and quality control data), regulatory submissions, correspondence, and communications, works of authorship, regulatory documentation, and results of experimentation and testing, in each case whether or not patentable, in written, electronic, oral, or any other form.

1.30            “Licensed Patent Rights” means all (a) patent applications and patents listed in Exhibit A attached hereto; (b) patent applications that are filed on or after the Effective Date that cover or claim any Licensed Product and are Controlled by Lilly; (c) continuations, continuations-in-part, divisionals, refilings, and extensions of any of the foregoing patents and patent applications; (d) substitutions, reissues, renewals, reexaminations, patent term extensions, supplementary protection certificates, and term restorations of any of the foregoing; (e) patents issuing from any of the foregoing; and (f) international counterparts of any of the foregoing.

1.31           “Licensed Know-How” means all Know-How that is Controlled by Lilly or its Affiliate as of the Effective Date, in each case to the extent it (a) is specifically related to the composition of matter of, or methods of making or using, Licensed Product; and/or (b) is necessary or useful for the development, manufacture, use, registration, or commercialization of Licensed Product in the Field including, Product Information and Assets and Regulatory Documents.

1.32           “Licensed Product” means a pharmaceutical product that is either a Capsule Product or a Reformulated Product.

1.33           “Licensed Technology” means the Licensed Know-How and Licensed Patent Rights.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.34           “Net Sales” means the gross amount invoiced by Anthera and its Affiliates and sublicensees for sales of Capsule Products and/or Reformulated Products, as applicable, to unaffiliated Third Parties that are not sublicensees of the selling party, less the following deductions or allowances, but only to the extent consistent with Generally Accepted Accounting Principles, International Financial Reporting Standards, or similar accounting standards consistently applied by Anthera, its Affiliate or sublicensee:

(a)           trade, quantity, or cash discounts or rebates, chargebacks, Medicaid/Medicare rebates, and allowances;

(b)           to the extent billed separately in the invoice: sales, use, value added, inventory, and excise taxes, import and customs duties, tariffs and any other similar taxes, duties, tariffs or other governmental charges (but excluding income taxes) that effectively reduce net selling price; and

(c)           chargebacks, amounts repaid or credits taken by reason of rejections, outdating, defects, or returns or because of retroactive price reductions or due to recalls or government laws or regulations requiring rebates.

1.35           “Orphan Drug” means (a) a pharmaceutical product intended to treat a disease or condition that affects fewer than 200,000 people in the United States or, if the pharmaceutical product is a vaccine, diagnostic product, or preventive product, the persons to whom such product will be administered in the United States are fewer than 200,000 per year, (b) a pharmaceutical product intended to treat a disease or condition that affects 200,000 or more people in the United States, but with respect to which product there is no reasonable expectation that the costs of research and development of such product to treat such disease or condition can be recovered by sales of such product in the United States or (c) in any country or territory other than the United States, a pharmaceutical product  that is determined by a Regulatory Authority in such country or territory to be an orphan drug or equivalent thereof.

1.36           “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority, or any other entity or organization.

1.37           “Product Information and Assets” means the documents, information, data, regulatory documents, and assets set forth or described on Exhibit B attached hereto.

1.38           “Product Liability Claims” has the meaning set forth in Section 6.1(c).

1.39           “Reformulated Product” means a [***] product that is covered or claimed by the Licensed Patent Rights or which uses Licensed Know-How in the manufacture, use or sale and that has been reformulated into a presentation other than a capsule for [***].

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

1.40           “Regulatory Approval” means (a) in the United States, approval by the FDA of an Application for Marketing Authorization and satisfaction of any related applicable FDA registration and notification requirements (if any), and (b) in any country or territory other than the United States, approval by Regulatory Authorities having jurisdiction over such country or territory of a single Application or set of Applications for Marketing Authorization and any other approvals required to market and sell pharmaceutical products in such country or territory.

1.41           “Regulatory Authority” means the FDA in the United States, and if applicable, the equivalent regulatory authority or governmental entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing, and sale of pharmaceutical products in another country in the Territory.

1.42           “Regulatory Documents” means all regulatory documents set forth or described on Exhibit B attached hereto and all amendments, supplements, and reports related thereto.

1.43           “Territory” means the entire world.

1.44           “Third Party” means any entity other than Lilly, Anthera, or an Affiliate of any of them.

1.45           “Trademark Enforcement Action” has the meaning set forth in Section 8.6.

1.46           “Trademark Rights” means all trademarks, service marks, trade names, service names, trade dress, logos, slogans, taglines, business names, domain names, trademark applications, and any common law rights in any of the foregoing, associated with the Licensed Products and/or advertising, and all goodwill pertaining thereto, including those rights identified in Exhibit C.

1.47           “Working Cell Bank” shall mean the following microogranisms:  [***].

1.48           “Valid Claim” means a claim of an issued patent within the Licensed Patent Rights that has not (a) expired or been canceled, (b) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, (c) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, or (d) been abandoned.

ARTICLE 2

GRANT OF LICENSES

2.1           Licenses to Anthera.  Lilly hereby grants to Anthera an exclusive (even as to Lilly, except as expressly provided in Section 2.2), license, with rights to grant sublicenses as provided in Section 2.3, under its interest in the Licensed Patents to develop, make, have made, use, import, offer for sale, and sell Licensed Products in the Territory.  Lilly hereby grants to Anthera a non-exclusive, license, with rights to grant sublicenses as provided in Section 2.3, under its interest in the Licensed Know-How to develop, make, have made, use, import, offer for sale, and sell Licensed Products in the Territory.    Lilly hereby grants to Anthera an exclusive (even as to Lilly) license, with rights to grant sublicenses as provided in Section 2.3, under its interest in the Trademark Rights to use the Trademark Rights in connection with the license in the previous sentence.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

2.2           Rights Retained by Lilly. Lilly retains non-exclusive rights to use the Licensed Technology, subject entirely to the following limitations:

(a)           these retained non-exclusive rights to use Licensed Technology shall be limited to use for research purposes only; and

(b)           Lilly shall not retain any rights to conduct studies or testing of the Licensed Products in animals or humans or otherwise to develop or commercialize any Licensed Product in the Territory without the prior written consent of Anthera.

Subject to this Section 2.2, Lilly retains all of its respective rights under the Licensed Technology other than those rights explicitly granted to Anthera in Section 2.1.

2.3           Sublicenses.

(a)           Initial Period.  Until the date [***] after the Effective Date, Anthera (and its Affiliates and sublicensees) shall have the right to grant sublicenses under the license rights granted to Anthera in Section 2.1 through multiple tiers, only with Lilly’s agreement, not to be unreasonably withheld or delayed; provided, however, that during such [***] period Anthera may grant a sublicense to Alkira Therapeutics, Inc. (“Alkira”), currently a wholly owned subsidiary of Anthera Pharmaceuticals, Inc., to the extent of the license rights granted to Anthera in Section 2.1.  Such sublicenses shall comply with the remainder of this Section 2.3. If Anthera notifies Lilly in accordance with Section 10.6 of its request to grant a sublicense hereunder, Lilly will provide its decision within thirty (30) days after such notice is deemed to have been given under Section 10.6.  Failure by Lilly to respond with a decision on the proposed sublicense within the thirty (30) day period shall be deemed consent to the proposed sublicense.

(b)           Subsequent Period. After such [***] period, Anthera (and its Affiliates and sublicensees) shall have the right to freely grant sublicenses under the license rights granted to Anthera in Section 2.1 through multiple tiers, without Lilly’s consent or approval.  Such sublicenses shall comply with the remainder of this Section 2.3.

(c)           Sublicense Terms.  The scope of any sublicense granted to Anthera’s permitted sublicensee shall not exceed the scope of the licenses granted to Anthera in Section 2.1.  In no event shall Anthera have the right to grant a sublicense under the Lilly Know-How or the Licensed Patents other than in connection with one or more Licensed Products (i.e., Anthera is not permitted to grant a “bare sublicense” under the Lilly Know-How or the Licensed Patents).  Each sublicense agreement shall provide for terms protecting the Confidential Information of Lilly no less stringent than those set forth in Article 7 hereof.  Anthera shall remain responsible for the breach of this Agreement by any sublicensee, including amounts due on sales of the Licensed Products by such sublicensee; provided, however, that in the case of a breach under a sublicense agreement surviving solely pursuant to Section 2.3(e) hereof, the relevant sublicensee shall be responsible for its breach of this Agreement or its sublicense agreement instead of Anthera.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(d)           Sublicense Agreement.  Anthera shall provide Lilly with a copy of each sublicense under the license rights granted to Anthera in Section 2.1 that it enters into, whether entered into in accordance with Section 2.3(a) or 2.3(b) hereof, promptly following the execution thereof by the parties thereto.

(e)           Sublicense Survival.  Any sublicenses granted to Third Parties by Anthera in accordance with the foregoing shall survive termination of the licenses granted herein, or of this Agreement, provided that the following conditions are met as of the date of such termination:  (x) (i) Lilly has agreed in writing that such sublicense will survive termination of the licenses granted herein or (ii) the sublicensee under such sublicense is a pharmaceutical or biotechnology company having capitalization or line of credit minimum for [***] partners of [***], (y) the written agreement between Anthera and sublicensee pursuant to which the sublicense was granted (i) obligates the sublicensee to thereafter render to Lilly and Alnara Former Investors all milestones and royalties payable for such sublicensee’s Net Sales at a rate that is the higher of (1) the rate set forth in this Agreement or (2) the rate set forth in the applicable sublicense agreement, (ii) does not impose any obligations on Lilly as a result of such survival that are additional to, or more onerous than, those set forth in this Agreement and (iii) designates Lilly as a contingent third party beneficiary entitled to enforce all terms and conditions of such sublicense against the sublicensee in the event such sublicense survives termination of the licenses granted herein, and (z) such sublicensee is not in breach of the terms and conditions of its sublicense or, if applicable, this Agreement.  Without limiting the foregoing, each Party agrees to execute reasonable additional documents to carry out the intent of this Section 2.3(e) or to evidence the survival of such sublicense.

2.4           Covenant not to Sue.  During the term of this Agreement (and with respect to a sublicensee, during the term of its sublicense surviving pursuant to Section 2.3(e)), Lilly covenants that it and its Affiliates will not make a claim or allegation or commence or prosecute against Anthera, its Affiliates, or sublicensees, or any of their respective distributors, resellers or customers, any suit, action, or proceeding of any kind based upon any assertion of infringement of any claim of an issued patent owned or controlled by Lilly or its Affiliates at the Effective Date to the extent that such claim covers the composition of matter of a Licensed Product or methods of using or making a Licensed Product or infringement of any Trademark Rights.

ARTICLE 3

CONSIDERATION

3.1           Milestone Payments. The Parties acknowledge that Alnara Former Investors have interests in the Milestone Payments set forth in this Section 3.1.  As partial consideration for the license and other rights granted to Anthera hereunder, Anthera shall pay to Lilly and Alnara Former Investors or their designee milestones and other payments required pursuant to the terms of the Alnara Agreement, including each milestone payment set forth below upon the first occurrence of corresponding milestone event set forth below with respect to the Licensed Products.  Anthera shall notify Lilly and Alnara Former Investors in writing upon its achievement of each milestone event, and shall make each milestone payment payable hereunder no later than thirty (30) days after the date on which the applicable milestone event is achieved. For the avoidance of doubt, each of the milestone payments below shall only be payable once, upon first occurrence of the applicable milestone event as set forth in the table below:

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Milestone Event	Milestone Payment to Alnara Former Investors	Milestone Payment to Lilly
First Regulatory Approval of a Capsule Product*	US $[***]	[***]
First Regulatory Approval of a Licensed Product*	[***]	US $[***]
Cumulative worldwide Net Sales of all Capsule Products exceeds US $[***]	US $[***]	US $[***]
Cumulative worldwide Net Sales of all Reformulated Products exceeds US $[***]	[***]	US $[***]
Aggregate Annual worldwide Net Sales of all Capsule Products exceeds US $[***]	US $[***]	US $[***]
Aggregate Annual worldwide Net Sales of all Reformulated Products exceeds US $[***]	[***]	US $[***]
Aggregate annual worldwide Net Sales of all Capsule Products exceeds US $[***]	US $[***]	US $[***]
Aggregate annual worldwide Net Sales of all Reformulated Products exceeds US $[***]	[***]	US $[***]

*For the avoidance of doubt, Lilly shall be due a one-time milestone payment of US $[***] upon the first Regulatory Approval of a Licensed Product (whether such Licensed Product is a Capsule Product or Reformulated Product), and Alnara Former Investors shall be due a one-time milestone payment of US $[***] upon the first Regulatory Approval of a Capsule Product.  Under no circumstance shall the US $[***] Regulatory Approval milestone payment to Lilly be paid more than once.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

3.2           Royalties.  The Parties acknowledge that Alnara Former Investors have interests in the royalties set forth in this Section 3.2.  As partial consideration for the license and other rights granted to Anthera hereunder, Anthera shall pay to Lilly and Alnara Former Investors royalties required pursuant to the terms of the Alnara Agreement as set forth below.  As partial consideration for the license and other rights granted to Anthera under this Agreement and subject to any applicable reductions and offsets under Sections 3.3-3.8 of this Agreement and the other provisions of this Agreement, Anthera shall pay tiered royalties on annual Net Sales of Licensed Products sold in the Territory, which payments shall be determined based on the formulation of the applicable Licensed Product triggering a royalty payments (i.e., whether such Licensed Product is a Capsule Product or a Reformulated Product).

The applicable royalty rate shall be determined based on the formulation of the applicable Licensed Product sold in accordance with the following tables:

Aggregate Annual Net Sales of Capsule Product and Reformulated Product in the Territory Royalty Payable to Lilly
	Portion of Net Sales up to US $[***] in a Calendar Year	Portion of Net Sales over $[***] up to $[***] in a Calendar Year	Portion of Net Sales over $[***] up to $[***] in a Calendar Year	Portion of Net Sales over $[***] in a Calendar Year
Capsule Product	[***]%	[***]%	[***]%	[***]%
Reformulated Product	[***]%	[***]%	[***]%	[***]%

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Aggregate Annual Net Sales of Capsule Product and Reformulated Product in the Territory Royalty Payable to Alnara Former Investors
	Portion of Net Sales up to US $[***] in a Calendar Year	Portion of Net Sales over $[***] up to $[***] in a Calendar Year	Portion of Net Sales over $[***] up to $[***] in a Calendar Year	Portion of Net Sales over $[***] in a Calendar Year
Capsule Product	[***]%	[***]%	[***]%	[***]%
Reformulated Product	[***]%	[***]%	[***]%	[***]%

Notwithstanding the foregoing provisions of this Section 3.2, the initial US $[***] of cumulative aggregate Net Sales of Licensed Product shall not be subject to any obligation to pay royalties under this Section 3.2 or any other part of this Agreement.  For the avoidance of doubt, such exclusion shall only apply once, to the first US $[***] in cumulative aggregate worldwide Net Sales of Licensed Product commencing on First Commercial Sale. Upon Net Sales exceeding this initial US $[***], Anthera will begin to pay royalties according to the table above and beginning with the initial rate for Net Sales of (as applicable) Capsule Product or Reformulated Product beyond the initial US $[***].

By way of example, if half of the initial US $[***] of cumulative aggregate Net Sales of Licensed Product that is exempt from royalties as set forth above consists of Net Sales of Capsule Product and half consists Net Sales of Reformulated Product, then after Net Sales of all Licensed Products exceed this initial US $[***], Anthera will begin to pay royalties on Net Sales of Capsule Product at [***]% to the Alnara Former Investors and [***]% to Lilly, until the total sales of Capsule Product in the Calendar Year (including the $[***] Net Sales of Capsule Product that was exempt from royalties) exceed $[***], at which point Anthera will begin to pay royalties on Net Sales of Capsule Product at [***]% to the Alnara Former Investors and [***]% to Lilly.

By way of further example, if Net Sales for the calendar year in which First Commercial Sale occurs are US $[***], and all such Net Sales are of Capsule Product and not Reformulated Product, then (subject to any applicable reductions and offsets under Sections 3.3-3.8 of this Agreement and the other provisions of this Agreement) (i) Lilly will be entitled to royalties equal to US $[***] and (ii) the Alnara Former Investors will be entitled to royalties equal to US $[***], calculated as follows:  The initial US $[***] of Net Sales shall be free from royalty obligation.  The next US $[***] of Net Sales shall be subject to (i) an [***]% royalty rate payable to Lilly (or $[***] in royalties) and (ii) a [***]% royalty rate payable to the Alnara Former Investors (or $[***] in royalties).  The next US $[***] of Net Sales shall be subject to (i) a [***]% royalty rate payable to Lilly (or $[***] in royalties) and (ii) a [***]% royalty rate (or $[***] in royalties) payable to the Alnara Former Investors.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

The applicable royalty rate under this Section 3.2 shall be reduced by [***] ([***]%) in each country where  a generic version(s) of the applicable Licensed Product are marketed and sold by a Third Party in such country and such generic version(s) has achieved a total market share, in the aggregate, during any period of [***], of [***] ([***]%) or more of the total unit sales of wholesalers to pharmacies of Licensed Product sold by Anthera and its Affiliates or sublicensees and all generic versions combined in the applicable country.

3.3           Length of Royalty Obligations.  Anthera’s obligation to pay royalties with respect to each Licensed Product in each country in the Territory shall commence on the date of the First Commercial Sale of such Licensed Product in such country and shall expire upon the later of (a) twelve (12) years following the date of the First Commercial Sale of such Licensed Product in such country, and (b) the expiration of the last Valid Claim.

3.4           Third Party Royalties.  If Anthera or its Affiliates or sublicensees are required to obtain a license or other similar right under any intellectual property rights of a Third Party that claim or cover the composition, method of making, or method of using a Licensed Product, Anthera shall have the right to offset [***] the royalties and other consideration due to such Third Party under such license or other similar right against the amount of royalties otherwise owed pursuant to Section 3.2; provided, however, that in no event will the amount of royalty paid by Anthera annually be less than [***] the amount otherwise owed to Lilly and Alnara Former Investors on a pro rata basis.  If Anthera or its Affiliates make material payments to the Cystic Fibrosis Foundation for its support or services in connection with Anthera, its Affiliates, or sublicensees developing, obtaining regulatory approval for, and commercializing Licensed Products in the Territory, Anthera may provide notice to Lilly of a request to discuss such payments.  Upon receipt of such request, Lilly will respond promptly, and the Parties shall within thirty (30) days after Lilly’s receipt of such request, discuss in good faith the impact of such payments on the development, approval and commercialization of the Licensed Products.

3.5           Compulsory License.  If a Third Party obtains a Compulsory License with respect to a particular Licensed Product in a specific country in the Territory, the Party first to be notified will promptly notify the other Party thereof.  If the royalty rates payable by the grantee of the Compulsory License are less than the royalty rates applicable in such country as set forth in Section 3.2 above, then the royalty rates payable by Anthera with respect to sales of the applicable Licensed Product in such country will be [***].

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

3.6           Royalty Reports and Payments.  Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the First Commercial Sale of a Licensed Product, Anthera shall furnish to Lilly and Alnara Former Investors a written report showing in reasonably specific detail, on a Licensed Product-by-Licensed Product and country-by-country basis, (a) the Net Sales of such Licensed Product in the applicable calendar quarter; (b) the calculation of the royalties that shall have accrued based upon such Net Sales; (c) the withholding taxes, if any, required by law to be deducted with respect to such sales; and (d) the exchange rates, if any, used in determining the amount of United States dollars payable in royalties.  All royalties shown to have accrued by each such royalty report shall be payable on the date such royalty report is due.  Anthera shall keep complete and accurate records in sufficient detail to properly reflect the calculation of all Net Sales and to permit the calculation of the amount of royalties payable by Anthera.  In the case of Lilly, Anthera will mail such reports to the attention of:  Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana, 46285 (unless otherwise instructed by Lilly in writing) and to the Alnara Former Investors in care of:

W. Paul Koenig
Managing Director
Shareholder Representative Services LLC
1614 15th St., Suite 200
Denver, Colorado 80202
Facsimile: (303) 623-0294
Telephone: (303) 648-4085
Email: deals@srsacquiom.com.

3.7           Payment Terms.

(a)           Payment Method.  All payments by Anthera under this Agreement shall be paid in United States dollars.

(b)           Currency Conversion.  With respect to sales of Licensed Products invoiced in United States dollars, all such amounts shall be expressed in United States dollars.  With respect to sales of Licensed Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent.  Anthera further agrees in determining such amounts, that it will use the rate of exchange reported by Citibank in New York City as of the close of the last business day of the applicable calendar quarter for which royalties are due for the translation of foreign currency sales into United States dollars.

(c)           Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all of the royalties payable by Anthera with respect to any country where a Licensed Product is sold, Anthera shall have the right, at its option, to make such payments by depositing the amount thereof in local currency to Lilly’s and Alnara Former Investors’ accounts in a bank or other depository in such country.  If the royalty rate specified in this Agreement should exceed the permissible rate established in any country, the royalty rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(d)           Withholding Taxes.  Each Party will be responsible for its own liabilities for income tax, insurance or any other taxes or duties arising as a result of its performance under this Agreement including any taxes owed for payments made by Anthera to Lilly pursuant to this Agreement. If any payments owed by Anthera under this Agreement become subject to withholding taxes under the applicable laws of any state, federal, provincial or foreign government, it shall be authorized to withhold such taxes as are required, pay such taxes to the appropriate government authority, and remit the balance due to Lilly and/or Alnara Former Investors net of such taxes; provided, that Anthera shall then secure and deliver to Lilly and/or Alnara Former Investors an official receipt for taxes paid. Notwithstanding anything in this Agreement to the contrary, if an action (including any assignment or sublicense of its rights or obligations under this Agreement, or any failure to comply with Applicable Law or filing or record retention requirements) by Anthera leads to the imposition of withholding tax liability or VAT on Lilly or the Alnara Former Investors that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, Anthera shall indemnify and hold harmless Lilly or the Alnara Former Investors from any such additional or increased withholding tax liability or VAT (except to the extent that Lilly or the Alnara Former Investors  are able to (i) claim a credit to offset taxes otherwise payable, or (ii) reclaim the withheld tax; provided that Lilly or the Alnara Former Investors will be reimbursed for any reasonable out-of-pocket costs incurred to  reclaim the withheld tax).

(e)           Late Payment.  Any amounts not paid by Anthera when due under this Agreement will be subject to interest from and including the date payment is due through and including the date upon which Lilly and Alnara Former Investors have collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of five percent (5%) plus the prime rate of interest quoted in the Money Rates (or equivalent) section of the Wall Street Journal per annum, calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by law.

3.8           Audit Rights.  Anthera shall keep (and, as applicable, shall cause its Affiliates and require its sublicensees to keep) complete and accurate books and records as are necessary to ascertain Anthera’s compliance with this Agreement, including such records as are necessary to verify royalty payments owed.  Upon the written request of Lilly and not more than once in each calendar year, Anthera shall permit an independent certified public accounting firm of nationally recognized standing selected by Lilly and acceptable to Anthera, such acceptance not to be unreasonably withheld or delayed, at Lilly’s expense, to have access upon prior written notice during normal business hours to such of the records of Anthera as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [***] prior to the date of such request.  Lilly shall submit an audit plan, including audit scope, to Anthera at least thirty (30) days prior to the commencement of such audit.  The accounting firm shall disclose to Lilly only whether the reports are correct and the specific details concerning any discrepancies.  No other information shall be shared.  Lilly shall treat all financial information subject to review under this Section 3.8 as confidential, and shall cause its accounting firm to retain all such financial information in confidence.  All amounts due as shown by the audit shall be paid within thirty (30) days following the receipt of the final audit report.  If the audit shows that the royalty amounts paid by Anthera for the period audited are [***] less than the amount actually due for such period, Anthera shall pay [***] reasonable expenses of Lilly in conducting the audit.  Anthera will include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Person to be a seller of Licensed Products, an audit provision substantially similar to the foregoing requiring such seller to keep full and accurate books and records relating to the Licensed Products and granting Lilly the right to audit the accuracy of the information reported by the sublicensee in connection therewith.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

3.9           Insurance.  Anthera shall at all times from the Effective Date maintain standard products liability/completed operations insurance at its own expense covering all claims against Anthera and/or Lilly whatsoever and howsoever arising from the manufacture, sale, distribution or use of Licensed Products (collectively, the “Insured Product Activity”) by Anthera, its servants, employees, agents and assigns, with coverage limits of not less than the minimum coverage limits for the relevant country for which such insurance is obtained and consistent with insurance levels for other Anthera programs of similar development or commercial stage (the “Anthera Insurance”).  Such Anthera Insurance shall remain in force in a country where there is Insured Product Activity until twelve (12) months after such time that a Licensed Product is no longer being commercialized in such country.

ARTICLE 4

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

4.1           Transition Support.  Lilly shall make available to Anthera the Licensed Technology in its tangible possession or control and which can be readily identified, either through access to documents and/or to Lilly personnel in possession of such Licensed Technology, it being understood that Lilly shall not be obligated to prepare reports, summaries or abstracts, or to transfer any particular Licensed Technology that is not needed to manufacture, develop, register, market or sell Licensed Product and the transfer of which would involve unreasonable burden or expense to Lilly.  Promptly after the Effective Date, Lilly and Anthera shall agree upon a reasonable process and schedule for disclosure of the Licensed Technology, with the intent that such disclosure shall be completed within [***], or as otherwise mutually agreed between the Parties (the “Transition Period”).

(a)             Commencing on the Effective Date, Lilly shall supply Anthera with Licensed Know-How in its possession to the extent reasonably necessary or useful to develop Licensed Product in the Field in the Territory and manufacture and test the Licensed Product.

(b)           Without limiting the generality of the foregoing, Lilly will provide Anthera with Licensed Know-How that will supplement Anthera expertise in fermentation and purification of enzymatic products as relates only to production of the Licensed Product.

(c)           Anthera desires to meet the timeline set out in the diligence provisions of Section 4.5, and Lilly will make reasonable efforts to perform the knowledge transfer to enable Anthera to meet such deadlines, subject to Anthera’s ability to perform and the uncertainties inherent in any product development activities.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(d)           Lilly will grant Anthera access during normal business hours to necessary Lilly personnel for the knowledge transfer to reasonably enable and facilitate an effective transition for the Licensed Product. All requests for conferences or direct access to specific people or areas at Lilly by Anthera shall be in writing to:  Steven Walker, Advisor-, Alliance Management (walker_steven_w@lilly.com) with a copy to Jeremy Fitch, Advisor, Business Development (fitch_jeremy_b@lilly.com).

(e)           Access to Lilly personnel for knowledge transfer services during the Transition Period shall be at no cost to Anthera, to a total of [***].

(f)           If Anthera requests such access and Lilly agrees, Anthera is responsible for, and will pay, within thirty (30) days of receipt of a Lilly invoice, all reasonable, documented, actual travel and associated accommodation expenses of Lilly personnel who travel to provide knowledge transfer services.

(g)           Anthera will endeavor to utilize the allotted transition support during the Transition Period.

(h)           After the Transition Period Lilly may provide, upon reasonable request by Anthera, technical consulting services and Anthera shall reimburse Lilly for the cost of such time or hours at a rate of [***] per hour for all Lilly personnel hours. Lilly shall act reasonably in considering any request by Anthera for such services.

(i)           Upon the request of Anthera, and as soon as practicable thereafter, Lilly will make available to Anthera and transfer to Anthera upon Anthera’s reasonable request:

(i)           the Regulatory Documents. Thereafter, Anthera shall hold title to such Regulatory Documents in the Field, and shall assume full responsibility for INDs included therein. Lilly will submit a letter to FDA authorizing the transfer of the Regulatory Documents, including the entire IND as filed, to Anthera and Anthera will submit a corresponding letter to the FDA agreeing to accept the transfer from Lilly of such Regulatory Documents and to be bound by all of the conditions and obligations resulting therefrom;

(ii)           the enzymes used to make Licensed Product inventory (Exhibit E);

(iii)           Licensed Know-How.

4.2           Transfer of Inventories.  Lilly shall transfer to Anthera on an “as is” basis, substantially all inventories of Licensed Products, starting and intermediate materials, reference standards dedicated to the Licensed Products in Lilly’s possession or control for Anthera’s use in connection with development of Licensed Products. Inventories to be transferred to Anthera are set forth in Exhibit E.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

4.3           Transfer of Working Cell Banks.  As requested by Anthera, Lilly shall transfer Working Cell Banks to one or more contract manufacturers designated by Anthera to enable manufacturing of Licensed Products.  Anthera shall reimburse Lilly for the supply of such Working Cell Banks in accordance with the prices set forth in the Manufacturing License Agreement (as defined in Section 4.9).

4.4           Governmental Filings.  Each of the Parties agrees to prepare and file whatever filings, requests, or applications are required to be filed with any governmental authority in connection with transferring the development of Licensed Products to Anthera including, without limitation, all documentation required to be filed with Regulatory Authorities in order to transfer all Regulatory Documents to Anthera.

4.5           Diligence.

(a)           Anthera shall have sole control of and responsibility for all aspects of developing, obtaining Regulatory Approval for, and commercializing Licensed Products in the Territory.  Anthera, either on its own or through its Affiliates or sublicensees, shall, at its own expense, use Commercially Reasonable Efforts to undertake all Development Work necessary to obtain Regulatory Approval for at least one Licensed Product in the United States and at least one Licensed Product in each of the Additional Countries.  Anthera shall notify Lilly of its decision to pursue Regulatory Approval for a Licensed Product in any additional countries in the Territory (each such country, an “Additional Country”).  Notwithstanding the foregoing, in the event that Anthera, either on its own or through its Affiliates or sublicensees, develops a particular Licensed Product for the purpose of seeking Regulatory Approval of such product as an Orphan Drug and obtains Regulatory Approval of such Licensed Product in the United States, Anthera shall not be deemed to have breached its obligations under this Section 4.5, regardless of whether Anthera is able to obtain Regulatory Approval of another Licensed Product in the United States.  In addition, Anthera, either on its own or through its Affiliates or sublicensees, shall use Commercially Reasonable Efforts to promote, market, and sell Licensed Products for which Regulatory Approval has been obtained, in the countries of such approval.

(b)           A list of development activities in support of the obligations set forth in Section 4.5(a) is set forth in Exhibit D hereto, which exhibit may be updated by Anthera from time to time upon written notice to Lilly.  Anthera will report to Lilly and the Alnara Former Investors on its development progress twice annually by January 1 and July 1 of each Calendar Year in order for Lilly to confirm the status of development of Licensed Products.

(c)           Anthera shall begin the manufacture of Licensed Product from the [***] inventory enzymes provided by Lilly (Exhibit E) within [***] of the Effective Date.

(d)           Anthera shall dose at least [***] patients in a [***] for Liprotamase within [***] after the Effective Date.

(e)           The time periods set forth in Section 4.5(c), 4.5(d) and 4.5(f) shall be automatically extended to the extent a delay arises from insufficient capacity of the relevant vendors, Lilly’s failure to timely perform its obligations under this Agreement (including under Sections 4.1-4.4), or other causes out of Anthera’s control, and in the case of Section 4.5(d), automatically and for the same period of time as any extension under Section 4.5(c).

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(f)           If (i) Lilly believes that Anthera is not using Commercially Reasonable Efforts hereunder or (ii) Anthera has not dosed at least [***] patients in a [***] for Liprotamase within [***] after the Execution Date, Lilly may notify Anthera in writing detailing its specific concerns and recommendations, and the Parties then will discuss in good faith and seek to agree upon what reasonable steps should be taken by Anthera in order to fulfill its obligations hereunder, including a commercially reasonable period of time for Anthera to fulfill such obligations.  If the Parties cannot agree on such steps or time period, an independent research and development organization located in the Territory with good reputation in the pharmaceutical industry, independent and unaffiliated with both Parties, and selected mutually by the Parties acting reasonably, shall establish such reasonable steps and/or commercially reasonable time period.  Thereafter, (x) Anthera shall use Commercially Reasonable Efforts to take such steps in order to fulfill its obligations within the period of time agreed to by the Parties or established by the independent research and development organization and (y) Lilly shall not be permitted to terminate the Agreement for breach of this Section 4.5 during such agreed or established period of time so long as Anthera is using such Commercially Reasonable Efforts.  Lilly’s sole remedy for uncured breach of this Section 4.5 shall be to terminate the Agreement.

4.6           Financing Commitments.  Anthera (or Alkira, if this Agreement has been sublicensed to Alkira pursuant to Section 2.3(a)), will raise (a) at least $5,000,000 within five (5) days of the Effective Date, and (b) an aggregate of at least twenty five million dollars ($25,000,000) (inclusive of amounts raised under subclause (a)) within twelve (12) months of the Effective Date, for use for clinical development, regulatory, manufacturing, and other costs related to Licensed Product; provided, that Anthera shall be granted reasonable extension of such time period to finalize the financing documents upon Lilly’s consent, not to be unreasonably withheld or delayed.  If Anthera does not raise the financing amounts specified in either subclause (a) or (b) above, within the time frame set forth in the applicable subsection (as the time frame may be extended per the above), then Lilly or Anthera shall have the right to terminate this Agreement immediately on written notice to the other Party, and in the event of such termination all Lilly intellectual property and other Lilly rights related to the Licensed Product or otherwise granted by Lilly hereunder shall revert to Lilly.

4.7           Compliance by Anthera.  Anthera will comply in all material respects with all applicable laws, regulatory requirements and industry codes of conduct generally accepted in the pharmaceutical industry relating to its development, manufacture, distributing, marketing, promotion, selling, importing and exporting of the Licensed Products.  Anthera agrees and acknowledges that, as holder of the Regulatory Documents with respect to Licensed Products, it will have sole responsibility for, among other things, adverse event reporting and all other regulatory reporting and regulatory document maintenance obligations.

4.8           Development Progress Meetings.  Upon the request of Lilly, but not more than twice per year, Anthera shall meet with Lilly to review the status of the development of Licensed Products by Anthera and its Affiliates and sublicensees.  Such meetings may be held telephonically.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

4.8           [***].

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1           By All Parties.  Each Party represents and warrants the following:

(a)           it is duly organized, validly existing, and in good standing under the laws of the state and/or nation of its organization;

(b)           it has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder, and it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder;

(c)           the Agreement has been duly executed and delivered on behalf of it, and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms;

(d)           the execution, delivery, and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby will not, violate or conflict with any provisions of its organizational documents or bylaws, or to its knowledge any law or regulation applicable to it, or any agreement, instrument, order, judgment, or decree to which it is a party or by which it is bound that would materially affect its ability to consummate the transaction contemplated hereby or impair the rights being granted to the other Parties; and

(e)           all necessary consents, approvals, and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with the entry into this Agreement have been obtained.

5.2           By Lilly.  Lilly represents and warrants to Anthera that:

(a)           Exhibit A lists all patent applications and patents owned by or licensed to Lilly or its Affiliates as of the Effective Date that cover or claim any Licensed Products or the manufacture or use of Licensed Products;

(b)           Neither Lilly nor any of its Affiliates has assigned or licensed to any Third Parties or Affiliates any patent applications or patents listed in Exhibit A.  Further, Lilly has not assigned or licensed to any Third Parties or Affiliates any other patent applications or patents that relate to the composition of matter of, or methods of making or using any Licensed Products;

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(c)           as of the Effective Date, Lilly is not aware of any pending or threatened litigation against Lilly or its Affiliates or licensees (and has not received any communication relating thereto) that alleges that Lilly’s or its Affiliates’ or licensees’ activities with respect to the Licensed Products or the Licensed Technology have infringed or misappropriated, or would infringe or misappropriate, any of the intellectual property rights of any other Person;

(d)           Lilly owns and Controls the Licensed Patent Rights identified on Exhibit A.

(e)           Lilly is not aware of any facts or prior art that have lead Lilly to believe that any of the Licensed Patent Rights are or will be invalid or unenforceable;

(f)           Lilly is not aware of any facts that lead it to believe that exercise of the Licensed Technology will infringe or misappropriate the intellectual property rights of others;

(g)           Lilly is not aware of any material unauthorized use, infringement, or misappropriation of any of the Licensed Technology by a Third Party;

(h)           prior to and up through the Effective Date, Lilly and its Affiliates have not granted any licenses, options, or covenants-not-to-sue to Third Parties with respect to any of the Licensed Product, and Lilly has the right to grant licenses under the Licensed Technology as set forth in this Agreement;

(i)           as of the Effective Date, there is no interference action, opposition, reissue or reexamination proceeding, or any intellectual property litigation pending before any patent office or court concerning any of the Licensed Patent Rights Controlled by Lilly as of the Effective Date.

(j)           Lilly has materially complied at all times with the provisions of the FD&C Act and all applicable laws and regulations, and neither it, its employees, nor any Person that has provided services to Lilly in connection with the Licensed Technology and/or Licensed Products has been debarred under the provisions of such FD&C Act;

(k)           (i) Lilly has attempted in good faith to provide to Anthera a complete copy of the Regulatory Documents for all Licensed Products to the extent the same are in the possession of Lilly and could be readily located, including all amendments and supplements thereto; and (ii) Lilly has not granted to any Affiliate or Third Party a right to reference any of the Regulatory Documents and has not assigned its interest in any of such Regulatory Documents to an Affiliate or Third Party;

(l)           Lilly has attempted in good faith to transfer to Anthera all Lilly Licensed Technology in its tangible possession or control, to the extent same are in the possession of Lilly or its Affiliates and could be readily located;

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(m)           To the best of its knowledge, Lilly has disclosed to Anthera agreements and other arrangements that are necessary to be assigned to Anthera in order to permit Anthera to exercise its rights and enforce all of its obligations under this Agreement (as such rights and obligations will be in place after the Effective Date).  Lilly has also made known to Anthera other third party agreements relating to contract manufacturing.  To the extent Lilly becomes aware of additional such agreements or arrangements (“Additional Agreements”) it will promptly notify Anthera thereof; and

(n)           Lilly has the full right to grant to Anthera the rights and licenses it purports to grant hereunder.  Neither the execution and the delivery of this Agreement nor the effectiveness thereof will (i) violate or conflict with any Applicable Law, (ii)  violate any provision of the organizational documents of Lilly or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or payment under any contract, permit, instrument, or other agreement or arrangement related to the Licensed Technology to which Lilly is a party or by which it is bound or to which any of the Licensed Technology is subject (or result in the imposition of any lien upon any of the Licensed Technology) which would materially affect the performance of Anthera under the Agreement.

5.3           By Anthera.  Anthera represents and warrants to Lilly that:

(a)           As of the Effective Date, Anthera or its Affiliates shall have the full corporate and regulatory authority to own, hold and use the Regulatory Documents;

(b)           Anthera has not relied on any representation and warranty other than Lilly’s representations and warranties included in this Agreement.  Anthera recognizes that neither Lilly nor its Affiliates, directors, employees, representatives, advisors or counsel shall be liable towards Anthera in connection with the transactions contemplated hereby in any respect, except as expressly provided for in this Agreement;

(c)           Anthera has not been debarred and is not subject to debarment pursuant to Section 306 of the FD&C Act, as amended, nor is it the subject of a conviction described in such Section;

(d)           Anthera is relying on its own investigation and analysis in entering into this Agreement.  In connection with such investigation, Anthera has conducted such due diligence as it has determined to be necessary and advisable with respect to the Licensed Products, including the opportunity to ask questions of, and to request information from, Lilly.  Anthera is knowledgeable about the pharmaceutical industry and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement

5.4           IMPLIED WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5, LILLY MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE LICENSED TECHNOLOGY OR ANY OTHER MATTER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 6

INDEMNIFICATION

6.1           By Anthera.  Anthera shall indemnify, defend, and hold Lilly and its directors, officers, employees, and Affiliates, harmless from and against any and all Damages incurred by each of them resulting from any Third Party claims or actions against such indemnified party (“Claims”) based on:

(a)           a breach of any of Anthera’s representations, warranties, or obligations contained in this Agreement;

(b)           the negligence, recklessness, or willful misconduct of Anthera, its Affiliates, or the employees or agents of Anthera or its Affiliates; and

(c)           the research, development, manufacture, sale and use of Licensed Products by or on behalf of Anthera or its Affiliates, sublicensees, or assignees, and the importation, use, and sale of Licensed Products by Anthera or its Affiliates, sublicensees, or assignees in the Territory, including, without limitation, all product liability or other claims for injury or death  arising from the sale or use of Licensed Products sold by or on behalf of Anthera or its Affiliates, sublicensees, or assignees after the Effective Date (“Product Liability Claims”), regardless of the theory under which such claims are brought; and

(d)           the failure of Amano to comply with the terms and conditions of the Amano Agreement and its obligations thereunder and for shipping, handling, and storing of related materials and other activities related thereto.

Anthera’s indemnification obligations under this Section 6.1 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of Lilly’s representations, warranties, or obligations contained in this Agreement; (ii) the negligence, recklessness, or willful misconduct of Lilly or its Affiliates, or the employees or agents of Lilly or its Affiliates; provided, however, that this subsection (ii) shall not apply to Product Liability Claims; or (iii) the practice of the Licensed Technology pursuant to Section 2.2 by or on behalf of Lilly or its Affiliates, sublicensees, or assignees after the Effective Date.

6.2           By Lilly.  Lilly shall indemnify, defend and hold Anthera and its directors, officers, employees, and Affiliates harmless from and against any and all Damages incurred by each of them (excluding incidental or consequential Damages suffered or incurred by Anthera directly (as opposed to incidental or consequential Damages suffered or incurred by Third Parties who are, in turn, seeking the same from Anthera, which shall be covered by the indemnity set forth herein)) resulting from Claims against such indemnified party based upon:

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

(a)           a breach of any of Lilly’s representations, warranties, or obligations contained in this Agreement;

(b)           except with respect to Product Liability Claims, the negligence, recklessness, or willful misconduct of Lilly, its Affiliates, or the employees or agents of Lilly or its Affiliates;

(c)           research and development activities with respect to Licensed Technology and Licensed Products occurring prior to the Effective Date, excluding, however, any Product Liability Claims arising from the sale or use of Licensed Products sold by Anthera or its Affiliates, sublicensees, or assignees after the Effective Date, regardless of the theory under which such claims are brought;

(d)           Lilly’s failure to fulfill its regulatory obligations under the Regulatory Documents prior to the Effective Date, or to fulfill its regulatory obligations under the Regulatory Documents after the Effective Date to the extent such Regulatory Documents have not yet been transferred to Anthera; and

(e)           the practice of the Licensed Technology by or on behalf of Lilly or its Affiliates, sublicensees, or assignees after the Effective Date.

Lilly’s indemnification obligations under this Section 6.2 shall not apply to the extent that the applicable Claim arises out of or results from (i) a breach of any of Anthera’s representations, warranties, or obligations contained in this Agreement; or (ii) the negligence, recklessness, or willful misconduct of Anthera, its Affiliates, or the employees or agents of Anthera or its Affiliates.

6.3           Conditions of Indemnification.  The Indemnifying Party’s indemnity obligations as provided for in this Article 6 shall be conditioned upon the following:

(a)         the Indemnified Party providing prompt written notice of the applicable Claim to the Indemnifying Party;

(b)         the Indemnified Party permitting the Indemnifying Party to have sole control over the investigation, defense, or settlement of the applicable Claim;

(c)         the Indemnified Party reasonably cooperating with the Indemnifying Party in the investigation and defense of such Claim; and

(d)         the Indemnified Party’s agreement not to compromise or otherwise settle any such Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

6.4           NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 6.4 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 6, OR DAMAGES AVAILABLE FOR A BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7.

ARTICLE 7

CONFIDENTIALITY AND PUBLICITY

7.1           Obligations of Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed to in writing by the Parties, each Party agrees that, for the term of this Agreement and for [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose, and shall not use for any purpose other than as contemplated under this Agreement, any Confidential Information furnished to it by another Party pursuant to this Agreement, except that for the purposes of these confidentiality and non-use obligations, the Licensed Know-How shall be deemed Confidential Information of both Parties.  Further the foregoing obligations shall not apply to any information for which the receiving Party can demonstrate, by competent proof:

(a)           was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the disclosing Party;

(b)           was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)           later became part of the public domain through no act or omission of the receiving Party;

(d)           was disclosed to the receiving Party without obligations of confidentiality with respect thereto, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others without restriction; or

(e)           was independently developed by employees of the receiving Party without use of or reference to Confidential Information disclosed by the disclosing Party.

7.2           Exceptions.  Each Party may disclose Confidential Information disclosed to it by another Party to the extent such disclosure is reasonably necessary for the following reasons:

(a)           in connection with regulatory filings, including filings with the U.S. Securities Exchange Commission and Regulatory Authorities permitted hereunder;

(b)           prosecuting or defending litigation; and

(c)           complying with applicable governmental regulations, court orders, and legal requirements.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of another party’s Confidential Information pursuant to this Section 7.2 it will, except where impracticable, give reasonable advance notice to the disclosing Party of such required disclosure and use reasonable efforts to cooperate with the disclosing Party’s efforts to secure confidential treatment of such information.  In any event, each Party agrees to take all reasonable actions to avoid any unauthorized use or disclosure of another Party’s Confidential Information.

7.3           Disclosure to Third Parties.  Notwithstanding the provisions of Section 7.1 hereinabove, Anthera may disclose Lilly’s Confidential Information to its Affiliates and to its officers, employees, sublicensees, advisors, consultants, subcontractors, and distributors in each country of the Territory and to Regulatory Authorities in the Territory as reasonably necessary to research, develop, and commercialize Licensed Products; provided, however, that Anthera shall use commercially reasonable efforts to impose upon such disclosees obligations of confidentiality and non-use at least equivalent in scope to those set forth in Section 7.1.

7.4           Publicity.  The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the specialized authorized disclosure provisions set forth in this Section 7.4 and provided that, either Party may disclose the terms of this Agreement as reasonably necessary to any bona fide potential or actual investor, acquirer, merger partner, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall use reasonable efforts to inform each disclose of the confidential nature of such Confidential Information and cause each disclose to treat such Confidential Information as confidential.  The Parties agree that no publicity release or announcement concerning the execution of this Agreement will be issued without the advance written consent of the other Party except as such release or announcement may be required by (a) Applicable Law, (b) for filings with governmental agencies, including filings with the U.S. Securities Exchange Commission and with Regulatory Authorities, (c) prosecuting or defending litigation, and (d) complying with applicable governmental regulations, court orders, and legal requirements, in which case the Party required to make such release or announcement will, to the extent reasonably practicable before making any such release or announcement, afford the other Party with a reasonable opportunity to review and comment upon such release or announcement and use reasonable efforts to seek confidential treatment of such information.  Notwithstanding the above, the Parties agree that Anthera may issue an initial press release announcing the execution of this Agreement and describing in general terms the rights licensed to Anthera hereunder; provided, however, that Anthera shall submit a draft of such proposed initial press release to Lilly for its review and approval at least [***] prior to such issuance.  Anthera may subsequently release the information already disclosed in the initial press release, or any subsequent press releases agreed between the Parties, without being required to obtain the consent of Lilly.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1           Patent Prosecution and Maintenance.

(a)           Generally.  During the term of this Agreement, Anthera shall, at its expense, use Commercially Reasonable Efforts to file, prosecute, and maintain the Licensed Patent Rights in the United States and Additional Patent Countries (as such term is defined below).

(b)           Party Consultation on Patent Prosecution and Maintenance.  Periodically during the term of the License Agreement, the Parties shall discuss reasonably and in good faith agree on (i) those countries in the Territory (outside of the United States) in which it is commercially reasonable for Anthera to use Commercially Reasonable Efforts to file, prosecute, and maintain the Licensed Patent Rights (any such mutually agreed countries, the “Additional Patent Countries”) and (ii) whether any Licensed Patent Rights should be abandoned in any countries in the Territory.

(c)           Dispute Resolution.

(i)           If the Parties do not agree that a particular country or countries should be included as Additional Patent Countries, Anthera shall have the first right to file, prosecute, or maintain such Licensed Patent Rights in such country or countries at its own expense and, if Anthera elects not to do so, Lilly shall have the right to file, prosecute, or maintain such Licensed Patent Rights in such country or countries at its own expense and for its sole benefit.

(ii)           If Anthera requests that patent application or patent within the Licensed Patent Rights be abandoned in a country in the Territory and Lilly disagrees with such request, Anthera shall have the right to abandon such patent application or patent in such country in the Territory and Lilly shall have the right to prosecute or maintain such patent application or patent in the such country in the Territory at its own expense and for its sole benefit.

8.2           Further Assurances. Each of the Parties agrees to prepare and file whatever filings, requests, or applications are required to be filed with any patent office or similar governmental authority as necessary to comply with, or permit the other Party to comply with, the terms of this Article 8.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

8.3           Infringement by Third Parties.  Each Party shall notify the other of any infringement or possible infringement of the Licensed Patent Rights in the Territory by a Third Party promptly after it becomes aware of such infringement.  Anthera (or its Affiliate or sublicensee, as applicable) will have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringement in the Territory of the Licensed Patent Rights (an “Enforcement Action”), by counsel of its own choice.  Lilly shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, provided that Anthera will in any event control the action.  Notwithstanding the foregoing, prior to initiating an action or proceeding against a Third Party with respect to the Licensed Patent Rights, Anthera shall notify Lilly of its intent to bring such action or proceeding and shall consult with Lilly regarding Anthera’s planned course of action.  Lilly shall have the option to assign to Anthera its ownership interest in any patent applications or patents at issue prior to the initiation by Anthera of an infringement action or proceeding with respect to such patent applications or patents.   Lilly shall provide reasonable assistance and cooperation to Anthera at Anthera’s expense and may, at their sole discretion and expense and by counsel of their choice, join in such Enforcement Action.  If Anthera does not institute an Enforcement Action within (a) [***] following written notice of alleged infringement and request by Lilly to initiate such action, or (b) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Lilly shall have the right, but not the obligation, to bring and control any such action or proceeding at its own expense and by counsel of its own choice.  In such event, Anthera shall provide reasonable assistance and cooperation to Lilly in connection with such Enforcement Action at Lilly’s expense.  If Lilly institutes an Enforcement Action, Anthera shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Any damages, settlement amounts, or other consideration resulting from any such action, after reimbursement of each Party’s attorneys fees and court costs in connection with such action and other expenses related thereto, shall belong to the Party that initiated the action; provided, however, that if Anthera is the initiating Party, the remainder (after reimbursement of fees, costs and other expenses related thereto of the Parties) will be deemed to be Net Sales subject to applicable royalty obligations.

8.4           Third Party Infringement Claims.  Each Party shall promptly inform the other Party after it becomes aware of any claim, threat, or suit by a Third Party alleging that the manufacture, use, importation, or sale of Licensed Products in the Territory infringes any patents or other intellectual property rights of such Third Party.  Anthera (or its Affiliate or sublicensee, as designated by Anthera) shall have final control, at its discretion, of the defense against such claim, threat, or suit and any settlement thereof in the Territory; provided that Anthera shall not settle such claim, threat, or suit in a manner that adversely affects Lilly’s interest in the Licensed Patent Rights including the validity of the patent applications and patents within the Licensed Patent Rights, without the prior written consent of Lilly, which consent shall not be unreasonably withheld or delayed.  Anthera shall bear its own out-of-pocket costs incurred in connection with such legal proceedings and the amount of settlements or damages awarded to a Third Party as a result of the suit for infringement by Anthera of such Third Party’s patents or other intellectual property rights or settlement thereof; provided, however, that Anthera shall be entitled to offset [***] of the amount of costs and expenses of defense, settlements and/or damages paid by Anthera (or its Affiliate or sublicensee, as applicable) to a Third Party under this Section 8.4 against any royalties owed under this Agreement to Lilly and Alnara Former Investors on a pro rata basis.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

8.5           Maintenance of Trademarks and Prosecution of Trademarks.

Anthera shall use Commercially Reasonable Efforts to maintain or have maintained all trademark registrations and diligently prosecute trademark applications comprising the Trademark Rights in the United States and in such other countries in the Territory that Anthera shall deem commercially reasonable to do so; provided, that Anthera shall have the right, in its sole discretion, to abandon any trademark registration or trademark application within the Trademark Rights, based on its internal decision-making process.

8.6           Trademark Infringement. Each Party shall notify the other of any infringement or possible infringement of the Trademark Rights in the Territory by a Third Party promptly after it becomes aware of such infringement.  Anthera (or its Affiliate or sublicensee, as applicable) will have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringement in the Territory of the Trademark Rights (a “Trademark Enforcement Action”), by counsel of its own choice.  Lilly shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, provided that Anthera will in any event control the action.  Notwithstanding the foregoing, prior to initiating an action or proceeding against a Third Party with respect to the Trademark Rights, Anthera shall notify Lilly of its intent to bring such action or proceeding and shall consult with Lilly regarding Anthera’s planned course of action.  Lilly shall have the option to assign to Anthera its ownership interest in any Trademark Rights at issue prior to the initiation by Anthera of an infringement action or proceeding with respect to such Trademark Rights.   Lilly shall provide reasonable assistance and cooperation to Anthera at Anthera’s expense and may, at their sole discretion and expense and by counsel of their choice, join in such Trademark Enforcement Action.  If Anthera does not institute an Enforcement Action within (a) [***] following written notice of alleged infringement and request by Lilly to initiate such action, or (b) [***] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Lilly shall have the right, but not the obligation, to bring and control any such action or proceeding at its own expense and by counsel of its own choice.  In such event, Anthera shall provide reasonable assistance and cooperation to Lilly in connection with such Trademark Enforcement Action at Lilly’s expense.  If Lilly institutes a Trademark Enforcement Action, Anthera shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Any damages, settlement amounts, or other consideration resulting from any such action, after reimbursement of each Party’s attorney’s fees and court costs in connection with such action, shall belong to the Party that initiated the action; provided, however, that if Anthera is the initiating Party, the remainder (after reimbursement of fees, costs and other expenses related thereto of the Parties) will be deemed to be Net Sales subject to applicable royalty obligations.

8.7           Use of Trademark Rights.  Anthera shall use the Trademark Rights in accordance with sound trademark and trade name usage principles and in accordance with all applicable laws and regulations.  Anthera shall not use the Trademark Rights in any manner which might tarnish, disparage, or reflect adversely on Lilly or the Trademark Rights.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

ARTICLE 9

TERM AND TERMINATION

9.1           Term.  This Agreement shall be effective as the Effective Date and, unless earlier terminated by mutual agreement of the Parties or in accordance with other provisions herein, shall continue and remain in effect for the duration of Anthera’s royalty obligations to Lilly and the Alnara Former Investors hereunder, on a Licensed Product-by-Licensed Product and country-by-country basis.  The license granted to Anthera under Section 2.1 shall survive, on a Licensed Product-by-Licensed Product and country-by-country basis, the expiration of this Agreement (for clarity, not termination), but shall, as of the date of expiration of the Agreement automatically become a fully paid up, perpetual, irrevocable, royalty-free license.

9.2           Termination.  Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:

(a)           Anthera Termination.  After three (3) years from the Effective Date, Anthera may terminate this Agreement, in whole or in part, at any time by giving ninety (90) days’ written notice to Lilly of such termination, for technical, legal (such as intellectual property issues), commercial, regulatory, or scientific reasons.

(b)           Termination For Default.  Anthera shall have the right to terminate this Agreement for default due to Lilly’s uncured failure to comply in any material respect with the terms and conditions of this Agreement.  Lilly shall have the right to terminate this Agreement for default due to Anthera’s uncured failure to comply in any material respect with the terms and conditions of this Agreement.  At least one hundred twenty (120) days prior to any such termination for default, except in the case of a monetary default, in which case a thirty (30) day notice period shall apply, the Party seeking to so terminate shall give the other Party written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 9.2(b), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting Party fails to correct such default(s) within one hundred twenty (120) days (thirty (30) days in the case of a monetary default) after receipt of notification, or if the same cannot reasonably be corrected or remedied within one hundred twenty (120) days, then if the defaulting Party has not commenced curing said default(s) within said one hundred twenty (120) days and is not diligently pursuing completion of same, the other Party immediately may terminate this Agreement.

9.3           Anthera Rights Upon Termination for Default By Lilly.  In the event of termination of this Agreement by Anthera under Section 9.2(b), Anthera may, at its option, pursue any legal or equitable remedies it may have as a result of Lilly’s breach, and such termination shall be without prejudice to such other legal or equitable remedies.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

9.4           Continuing Obligations.  Except as otherwise provided above, termination of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the Parties hereto under Sections 2.4, 3.8, 9.3, 9.4, 9.5, and 9.6, and Articles 6, 7, and 10 [subject to review] and such other Sections as by their nature should survive, and such obligations shall survive any such termination.

9.5           Effects of Termination.  If the Agreement is terminated for any reason other than for Lilly’s uncured material breach of the Agreement, Anthera shall no longer make any use of the license granted by Lilly hereunder and shall, at Lilly’s request, transfer to Lilly or its designee all Regulatory Approvals and Applications for Marketing Authorization for Licensed Products, grant Lilly co-exclusive licenses to any intellectual property controlled by Anthera relating to the Licensed Products, solely with respect to development and commercialization of Licensed Products, and otherwise assist Lilly so that Lilly may take over the development and/or commercialization of Licensed Products; provided, however, if sublicensee(s) of Anthera that are not in breach of their sublicense agreements elect to continue the development and/or commercialization of the Licensed Products, Lilly shall assume such sublicense agreements as direct licenses from Lilly to such sublicensee(s), provided, however, that Lilly shall not be obligated to assume any obligations under such agreements that are in excess of the obligations of Lilly under this Agreement, unless Lilly agrees otherwise in its sole discretion.

9.6           Disposal of Licensed Products.  If Lilly consents, which consent shall not be unreasonably withheld or delayed, Anthera may manufacture Licensed Products and may sell the Licensed Products in the Territory at its regular commercial conditions for a period of [***] after such termination, subject to Anthera’s agreement to strictly observe the terms and conditions contained in this Agreement, including the obligation to pay royalties in accordance with Article 3 hereof.

ARTICLE 10

MISCELLANEOUS

10.1           Assignment.  Anthera shall not have the right to assign this Agreement for three (3) years following the Effective Date without the prior written consent of Lilly; provided, however, that Anthera may assign this Agreement during such three (3) year period without the consent of Lilly (i) in connection with the acquisition of Anthera or the sale of all or substantially all of the business or assets of Anthera, whether by merger, acquisition, or otherwise or (ii) to a wholly-owned Affiliate of Anthera.  No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder.  Anthera shall notify Lilly within ten (10) days after the assignment of this Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

10.2           Severability.  If any provision or provisions of this Agreement shall, to any extent, be held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.  However, in case such invalidation or unenforceability injures the rights and interests of a Party, the Parties hereto shall renegotiate this Agreement in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

10.3           Entirety of Agreement; Modification.  This Agreement constitutes the entire, final, and complete agreement and understanding between the Parties, and replaces and supersedes all prior discussions and agreements between them with respect to the subject matter hereof.  No modification or amendment to this Agreement shall be valid or binding upon the Parties hereto unless made in writing and duly executed on behalf of each of the Parties hereto.

10.4           Official Text and Governing Law.  The English version of this Agreement subscribed and executed by the Parties hereto shall be the official text, and this Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to any choice of law principles that would require the application of the laws of a different state or country.  Any disputes under this Agreement shall be brought in the state or federal courts located in New York, New York.  The Parties submit to the personal jurisdiction of such courts for any such action, agree that such courts provide a convenient forum for any such action, and waive any objections or challenges to venue with respect to such courts.

10.5           Force Majeure. If a Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, terrorist act, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control, said Party will promptly provide written notice of same to the other Party.  Said notice will identify the requirements of this Agreement or such of its obligations as may be affected, and said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use reasonable efforts to remove such disability and will continue performance whenever such causes are removed.  The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance.

10.6           Notice.  Any notice required to be given by a Party in connection with this Agreement shall be given in the English language by prepaid airmail, express delivery service, or facsimile, and shall be deemed to have been given for all purposes (a) when received, if sent by express delivery service, (b) seven (7) business days after mailing, if mailed by airmail, or (c) when received by recipient, if sent by facsimile transmission with electronic confirmation of transmission if transmission is confirmed during the recipient’s normal business hours, or otherwise on the recipient’s next business day.  Unless otherwise specified in writing, the Parties’ addresses for notice purposes are as follows:

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

Lilly:                       Eli Lilly and Company
Attn:  General Counsel
Lilly Corporate Center
Indianapolis, Indiana  46285, U.S.A.
Fax:  (317) 276-9152

Anthera:                Anthera Pharmaceuticals, Inc.
Attn:  President & Chief Executive Officer
25801 Industrial Boulevard, Suite B
Hayward, CA  94545, U.S.A.
Fax:  650-403-0838

Alnara Former Investors:

W. Paul Koenig
Managing Director
Shareholder Representative Services LLC
1614 15th St., Suite 200
Denver, Colorado 80202
Facsimile: (303) 623-0294
Telephone: (303) 648-4085
Email: deals@srsacquiom.com

10.7           Dispute Resolution.  If any dispute arises relating to this Agreement, prior to instituting any lawsuit, arbitration or other dispute resolution process on account of such dispute, the Parties will attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the Chief Executive Officer of Anthera and President, Lilly Bio-Medicines Business Unit of Lilly.  If said executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within sixty (60) days of the first written request for dispute resolution under this Section 10.7, the Parties may then either consider other forms of alternative dispute resolution as a means of resolving any such dispute or institute litigation and seek such remedies as may be available.

10.8           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Except where the context otherwise requires, where used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “includes” and “including” as used herein means including, but not limited to.

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

10.9           Counterparts; Facsimiles.  This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.  For purposes of this Agreement and any other document required to be delivered pursuant to this Agreement, facsimiles of signatures shall be deemed to be original signatures.  In addition, if any of the Parties sign facsimile copies of this Agreement, such copies shall be deemed originals.

10.10           Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement unless such Party provides an express written and signed waiver as to a particular matter for a particular period of time.

10.11           Further Acts.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.12           Third Party Beneficiaries.  The Alnara Former Investors and Indemnification Representative are express third party beneficiaries of the obligations of Anthera hereunder (including without limitation the diligence obligations of Anthera set forth herein). Without the Indemnification Representative’s prior written consent, (1) the financial terms of this Agreement may not be amended or modified in any respect and (2) Anthera shall provide to the Indemnification Representative a copy of all notices and reports delivered by Anthera to Lilly pursuant to this Agreement and a copy of the results of any audit delivered by Anthera to Lilly under this Agreement; provided, that Lilly shall provide to Indemnification Representative a copy of any audits conducted by Lilly pursuant to Section 3.8.

[Remainder of page intentionally left blank]

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Anthera Pharmaceuticals, Inc. By:/s/ Paul F. Truex Name: Paul F. Truex Title: President & CEO Date: 7/11/14
Eli Lilly and Company By:/s/ John C. Lechleiter Name: John C. Lechleiter Title: Chairman, President, and Chief Executive Officer Date: 6/17/14

Exhibit A:  Licensed Patent Rights
Exhibit B:  Product Information and Assets
Exhibit C:  Trademark Rights
Exhibit D:  Development Activities
Exhibit E:  Inventory

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT A

Licensed Patent Rights

[***]

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT B

Product Information and Assets

In addition to the following which shall be provided in accordance with Section 4.1*, Lilly shall provide hard copies and/or CDs/DVDs of all electronic files in the data room.

[***]

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT C

Trademark Rights

[***]

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT D

Development Activities

[***]

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.

EXHIBIT E

Inventory

[***]

* Confidential Information, indicated by [***], has been omitted from this filing and filed separately with the Securities and Exchange Commission.